Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WINDSTREAM HOLDINGS, INC.
_________________________________________

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware (“DGCL”)
_________________________________________

Windstream Holdings, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Section 1 of Article FOUR of the Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as set forth below:

“SECTION 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 408,333,333 shares, consisting of:

(a) 33,333,333 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”); and

(b) 375,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.”

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL and shall become effective at 4:30 p.m. (Eastern Time) on February 24, 2017.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Windstream Holdings, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 24th day of February, 2017.

WINDSTREAM HOLDINGS, INC.

By:	/s/ Tony Thomas
Name:	Tony Thomas
Title:	President & Chief Executive Officer